Exhibit 3.1
AMENDED ARTICLES OF INCORPORATION
OF
FOREST CITY ENTERPRISES, INC.
ARTICLE I
NAME
The name of the corporation shall be Forest City Enterprises, Inc. (hereinafter called the “Corporation”).
ARTICLE II
PRINCIPAL PLACE OF BUSINESS
The place in Ohio where the principal office of the Corporation is to be located is Cleveland, Cuyahoga County, Ohio.
ARTICLE III
PURPOSES
The purposes of the Corporation are:
A.	To manufacture, buy, sell and otherwise deal in, at wholesale or retail, rough and finished lumber, millwork, lath, shingles, sash, doors, windows, wood products of all kinds, lime, cement, plaster, nails, hardware, and building materials and supplies of every kind and character; to acquire, by purchase or otherwise, own, hold, buy, sell, convey, lease, mortgage, encumber and otherwise deal in timber land and the products thereof; to acquire, own, buy, sell, manage, and operate sawmills and woodworking plants; to carry on a general building and construction business; and to lend money to and enter into contracts and arrangements of all kinds with builders, property owners and others;

B.	To acquire by purchase or otherwise, own, hold, buy, sell, convey, exchange, lease, mortgage, encumber and otherwise deal in real estate or other property, whether real or personal; to subdivide, plat, improve and develop land for the purpose of sale, investment or otherwise; and to do and perform all things needful or lawful for the development and improvement of real estate for residential, commercial, industrial or other purposes;

C.	To manage, operate and administer shopping centers, apartment buildings and other residential properties and any and all commercial or industrial developments or properties and, in connection with such management, operation or administration, to promote the sale of space, collect rent, maintain the property and to do all things necessary or incidental to the conduct of such business;

D.	To carry on the business of buying, selling and otherwise dealing in goods, commodities, wares and merchandise, at wholesale or retail;

E.	To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and tradenames, relating to, or useful in connection with, any business or activity of the Corporation;

F.	To acquire by purchase or otherwise, invest in, own, hold and dispose of stocks, bonds, notes, bills of exchange, mortgages, bills of lading, warehouse receipts, and other properties and securities, whether as owner, factor, agent, broker or otherwise; to borrow money upon the same; and to do all things necessary or incidental to the conduct of such business;

G.	To engage in any lawful undertaking or business whatsoever, mercantile, manufacturing, service or otherwise, in which it is lawful for a corporation to engage, or in which it would be lawful for an individual to engage, and to have and exercise all powers conferred by the State of Ohio on corporations organized for profit under the corporation laws of the State of Ohio; and

H.	To engage in business as a general or limited partner or joint adventurer with individuals, partnerships or other corporations, and to do all other things necessary or proper to carry out or further any of the purposes of the Corporation.

The foregoing clauses shall be construed both as purposes and powers, and it is expressly provided that the foregoing enumeration of specific purposes and powers shall not be held to limit or restrict the purposes or powers of the Corporation in any manner. Each purpose specified in any Section of this Article III shall be deemed to be independent of all other purposes herein specified and shall not be limited or restricted by references to or inference from the terms of any other paragraph hereof or the terms of any other Article of these Amended Articles of Incorporation.
ARTICLE IV
CAPITAL STOCK
A.	AUTHORIZED SHARES
     The number of shares which the Corporation is authorized to have issued and outstanding is 337,000,000 shares, consisting of 271,000,000 shares of Class A Common Stock with a par value of $.33-1/3 per share (hereinafter designated “Class A Common Stock”), 56,000,000 shares of Class B Common Stock with a par value of $.33-1/3 per share (hereinafter designated “Class B Common Stock”), and 10,000,000 shares of Preferred Stock without par value (hereinafter designated “Preferred Stock”).
B.	TERMS OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK
(1)	General
     Except as otherwise provided in these Amended Articles of Incorporation, the shares of Class A Common Stock and the shares of Class B Common Stock shall be in all respects identical, and the respective holders shall be entitled to participate in any dividend, reclassification, merger, consolidation, reorganization, recapitalization, liquidation, dissolution or winding up of the affairs of the Corporation, share for share, without priority or other distinction between classes.
(2)	Conversion Rights of Class B Common Stock
     Each holder of record of a share of Class B Common Stock may at any time or from time to time, in such holder’s sole discretion and at such holder’s option, convert any whole number or all of such holder’s shares of Class B Common Stock into fully paid and nonassessable shares of Class A Common Stock at the rate of one share of Class A Common Stock for each share of Class B Common Stock surrendered for conversion. Any such conversion may be effected by any holder of Class B Common Stock by surrendering such holder’s certificate or certificates for the shares of Class B Common Stock to be converted, duly endorsed, at the office of the Corporation or the office of any transfer agent for the Class A Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of such shares of Class B Common Stock. Promptly thereafter, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of shares of Class A Common Stock to which, such holder shall be entitled as aforesaid. Such conversion shall be made at the close of business on the date of such surrender and the person or persons entitled to receive the shares of Class A Common Stock issuable on such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock on such date.
C.	TERMS OF PREFERRED STOCK
(1)	General
(a) In the discretion of the Board of Directors, shares of Preferred Stock may be issued from time to time in one or more series. The express terms of shares of Preferred Stock of different series shall be identical except for such variations as may be permitted by law.
(b) The Board of Directors shall be authorized hereby to exercise all powers now or hereafter permitted by law providing rights to the Board of Directors to adopt amendments to these Amended

Articles of Incorporation (i) to fix or change the express terms of any unissued or treasury shares of Preferred Stock, including, without limiting the generality of the foregoing: division of such shares into series and the designation and authorized number of shares of each series; voting rights of such shares; dividend or distribution rate; dates of payment of dividends or distributions and the dates from which they are cumulative; liquidation price; redemption rights and price; sinking fund requirements; conversion rights; and restrictions on the issuance of shares of the same series or any other series; all as may be established by resolution of the Board of Directors from time to time (collectively with the terms of the Preferred Stock, a “Preferred Stock Designation”), and (ii) to include within these Amended Articles of Incorporation such additional provisions, or amendments to any existing provisions, as may hereafter be authorized by law.
(c) Notwithstanding any provision of this Section C(1) which may be to the contrary, the Preferred Stock shall be convertible only into shares of Class A Common Stock.
D.	VOTING RIGHTS
(1)	General
     The holders of the Class A Common Stock and the holders of the Class B Common Stock shall have the following voting rights:
(a) With respect to the election of directors and subject to Section D(1)(b) below, the holders of the Class A Common Stock voting as a separate class shall be entitled to elect 25% of the authorized number of members of the Board of Directors rounded up to the nearest whole number. Holders of the Class B Common Stock voting as a separate class shall be entitled to elect the remaining directors elected in any year.
(b) The holders of the Class A Common Stock will not have the right to elect directors as set forth in Section D(1)(a) above if, on the record date for any shareholder meeting at which directors are to be elected, the total number of issued and outstanding shares of Class A Common Stock (exclusive of any and all such shares held in the Corporation’s treasury) in less than 10% of the aggregate number of issued and outstanding shares of Class A Common Stock and Class B Common Stock (exclusive of any and all such shares held in the Corporation’s treasury). In such event, all the directors to be elected at such meeting shall be elected by the holders of the Class A Common Stock and the holders of the Class B Common Stock voting together as a single class, provided that, with respect to said election, each share of Class A Common Stock shall have one vote and each share of Class B Common Stock shall have ten votes. The holders of the Class B Common Stock will not have the right to elect directors as set forth in Section D(1)(a) if, on the record date for any shareholder meeting at which directors are to be elected, the total number of outstanding shares of Class B Common Stock is less than 500,000 shares. In such latter event, the holders of the Class A Common Stock will continue to have the right to elect 25% of the Board of Directors rounded up to the nearest whole number. In addition, the holders of the Class A Common Stock will have the right to vote together with the holders of the Class B Common Stock to elect the remaining members of the Board of Directors, provided that each share of Class A Common Stock will have one vote and each share of Class B Common Stock will have ten votes.
(c) Except as otherwise provided by law or by these Amended Articles of Incorporation, the holders of the Class A Common Stock and the holders of the Class B Common Stock shall in all matters not specified in Sections D(1)(a) and D(2)(a) vote together as a single class, provided that the holders of shares of the Class A Common Stock shall have one vote per share and the holders of shares of the Class B Common Stock shall have ten votes per share. If any series of Preferred Stock is issued or any new series of capital stock is authorized in the future, any voting rights granted to such stock shall not limit the voting rights of the Class A Common Stock as set forth in Sections D(1)(a) and D(2)(a).

(2)	Protective Provisions
(a) The holders of the Class A Common Stock and the holders of the Class B Common Stock shall be entitled to vote as separate classes for the election of directors, except as provided in Section D(1)(b).
(b) The Corporation shall not, without first obtaining the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of any class, (i) amend these Amended Articles of Incorporation, (ii) amend the Corporation’s Code of Regulations, or (iii) consolidate or merge the Corporation with or into another corporation, if such action in (i), (ii) or (iii) above would adversely alter the relative rights, preferences, privileges or restrictions granted or imposed with respect to the shares of such class. Without limiting the generality of the foregoing, none of the following actions shall be deemed to alter in any manner the relative rights, preferences, privileges or restrictions granted or imposed with respect to the outstanding shares of any class, to wit: (i) amending these Amended Articles of Incorporation in respect of any unissued or treasury shares of Preferred Stock and the fixing or changing of the terms thereof, (ii) taking any action (except an amendment of Sections D(1)(a), D(1)(b), or D(1)(c), which causes a change in the voting power of any class relative to the voting power of any other class or to the aggregate voting power of the Corporation, (iii) increasing the authorized amount of Class A Common Stock and Class B Common Stock on a proportionate basis to affect a stock split (whether by dividing or subdividing the outstanding shares or by stock dividend) of the Class A Common Stock and Class B Common Stock, and (iv) authorizing or creating, or increasing the authorized or outstanding amount of, Preferred Stock or a class of stock ranking on a parity with or prior to the Preferred Stock (or any security convertible into such Preferred Stock or class of stock ranking on a parity with or prior to the Preferred Stock). No vote of the holders of any class shall be required in connection with the authorization of shares of any other class that are convertible into such class.
(3)	Preferred Stock
     Unless this provision is expressly modified by a Preferred Stock Designation in accordance with then-applicable law, the holders of Preferred Stock will be entitled to one vote on each matter submitted to a vote at a meeting of shareholders for each share of Preferred Stock held of record by such holder as of the record date for such meeting.
E.	STOCK DIVIDENDS AND SPLIT-UP OR RECLASSIFICATION
     The Corporation shall not pay any stock dividend with respect to either class of common stock without at the same time paying a proportionate stock dividend with respect to the other class of common stock. For purposes of this Section E and in the discretion of the Board of Directors, dividends payable in Class A Common Stock may be paid with respect to shares of either class of common stock and dividends payable in Class B Common Stock may be paid with respect to shares of Class B Common Stock; however, in no event shall dividends payable in Class B Common Stock be paid with respect to shares of Class A Common Stock. The Corporation shall not combine or subdivide shares of either class of common stock without at the same time making an equivalent combination or subdivision of shares of the other class of common stock.

F.	ELIMINATION OF PRE-EMPTIVE AND OTHER RIGHTS
     Except for the conversion rights now or hereafter expressly provided for in these Amended Articles of Incorporation and except as may be provided in any Preferred Stock Designation, no shareholder of any class shall have any pre-emptive or other right to subscribe for, purchase or acquire shares of the same or any other class, or any securities convertible into or evidencing or accompanied by any right to subscribe for, purchase or acquire shares of the same or any other class, whether now or thereafter authorized.
ARTICLE V
SPECIAL VOTING REQUIREMENTS
     Notwithstanding any provision of the Ohio Revised Code, now or hereafter in force, requiring for any purpose the vote or consent of the holders of shares entitling them to exercise two-thirds (2/3) or any other proportion of the voting power of the Corporation or of any class or classes of shares thereof, such action, unless otherwise expressly required by these Amended Articles of Incorporation, may be taken by the vote or consent of the holders of shares entitling them to exercise a majority of the voting power of the Corporation or of such class or classes.
ARTICLE VI
PURCHASE OF STOCK
     Any provision hereof to the contrary notwithstanding, the Corporation shall have the power upon the affirmative vote of a simply majority of its Board of Directors to purchase, to hold, to sell and to transfer shares of its own capital stock.
ARTICLE VII
INTERDEALING
     No officer, Director or shareholder of the Corporation shall be disqualified by his office, membership or stock ownership from dealing or contracting with the Corporation, whether as vendor, purchaser, employee, agent or in any other similar or dissimilar capacity, nor shall any transaction, contract or act of the Corporation be either void or voidable or in any other way affected or invalidated by reason of the fact that any such officer, Director or shareholder of the Corporation, any firm of which he may be a member or any other corporation of which he may be an officer, Director or shareholder is in any way interested in such transaction, contract or act, provided the interest of such officer, Director or shareholder is disclosed to or known by the Board of Directors of the Corporation or such members thereof as shall be present at any meeting at which action is taken upon any such transaction, contract or act. No such officer, Director or shareholder shall be accountable or otherwise responsible to the Corporation for or in connection with any such act, contract or transaction or for any gains or profits realized by him by reason of the fact that he, any firm of which he is a member or any other corporation of which he is an officer, Director or shareholder, is interested in any such transaction, contract or act. Any such officer, Director or shareholder, if he is a Director, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize or take action upon any such transaction, contract or act, and he may vote at any such meeting to authorize, adopt, ratify or approve any such transaction, contract or act to the same extent as if he, any firm of which he is a member or any other corporation of which he is an officer, Director or shareholder, were not interested in such transaction, contract or act.

ACTICLE VIII
CHANGE OF PURPOSE
     The Corporation reserves the right at any time, and from time to time, substantially to change, alter, add to or diminish its purposes as specified in these Amended Articles of Incorporation, in any manner now or hereafter permitted by law. Any such change in the purposes of the Corporation, if accomplished in a manner now or hereafter permitted by law, shall be binding and conclusive upon every shareholder of the Corporation as fully as if such shareholder had voted therefore at a meeting of the shareholders authorizing such change, and no shareholder, notwithstanding that he may have voted against such change or objected thereto in writing, shall be entitled to payment of the full or fair cash value of his shares or have any other rights of a dissenting shareholder.
ARTICLE IX
PREVIOUS ARTICLES SUPERSEDED
     These Amended Articles of Incorporation supersede the Articles of Incorporation of the Corporation filed with the Secretary of State of Ohio on the 13th day of October, 1983, and all amendments thereto.